Exhibit 99.1

              American Spectrum Realty, Inc. Announces Purchase of
                       Three Additional Buildings in Texas


     HOUSTON--(BUSINESS WIRE)--July 5, 2006--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment and management company, headquartered in Houston, Texas, announced today the purchase of three office properties. The two office buildings located in Houston, Texas and one office building located in Victoria, Texas were purchased on June 30, 2006.
     The first building is located at 6420 Richmond and has 77,646 rentable square feet and is currently 92% leased. The second building is located at 6430 Richmond and has 44,846 rentable square feet and is currently 74% leased. The third building is located at 1501 Mockingbird in Victoria, Texas and is currently 96% leased. These three June purchases increase American Spectrum's total square footage in Texas to approximately 1.5 million square feet and increase its real estate projects in Houston to seventeen.
     William J. Carden, President and CEO, stated, "We are pleased that with the acquisition of these three new Texas properties, in addition to the four Houston properties already acquired earlier in 2006, we continue to pursue our goal of increasing our presence in our core markets of Texas, Arizona and California."
     Management and leasing of the buildings will be handled by personnel at American Spectrum's corporate headquarters located in Houston. Any leasing inquiries should be directed to Bill McGrath, CCIM, Regional Leasing Representative, at 713-706-6200.
     American Spectrum Realty, Inc. is a real estate investment and management company that owns 26 office, industrial, and retail properties aggregating approximately 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.


    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200